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                                 EXHIBIT 23.1







                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-3 of Take-Two Interactive Software, Inc. of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated January 21, 1998, relating to our audit of the consolidated balance sheet of Take-Two Interactive Software, Inc. as of October 31, 1997, and the related consolidated statements of operations stockholders' equity, and cash flows for each of the two years in the period ended October 31, 1997. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.



Coopers & Lybrand L.L.P.

New York, New York
June 24, 1998


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